Exhibit 99.1

InsWeb Reports Fourth Quarter and Year-End Financial Results

SACRAMENTO, Calif., February 4, 2004 – InsWeb Corp. (Nasdaq: INSW) today announced results for the fourth quarter ended December 31, 2003.  Revenues for the fourth quarter totaled $4.1 million, compared to $6.4 million in the fourth quarter of 2002.  During the quarter, InsWeb recognized a gain of $6.0 million relating to the sale of its remaining investment in Finance All K.K., a Japanese corporation.

“Fourth quarter revenues were a challenge as anticipated, due to traditional seasonal softness and the transitions in our auto insurance offering, as we adjust to carrier shifts in our marketplace and continue to retool our consumer marketing efforts to better serve our long-term goals,” said Mark Guthrie, president and chief executive officer of InsWeb.  “We are proactively addressing the issues within our auto marketplace and have implemented new initiatives that improve the consumer experience by providing a greater opportunity to receive an auto insurance quote. On the consumer-marketing front, competition for the on-line consumer continues to be fierce; however, with the addition of an experienced consumer marketing executive and the expansion of our strategic marketing department this month, we are now well positioned to find additional cost-effective sources of consumer traffic.  With these efforts we expect to demonstrate continued progress in narrowing our operating loss over the coming year.”

Hussein Enan, InsWeb’s chairman, commented, “We made solid progress during our fourth quarter with our newest auto insurance carriers, Liberty Mutual and Safeco Insurance Company, and are encouraged by the initial success of our new carrier sponsored web links that were launched in October.  With continued validation of InsWeb’s auto insurance offering as a proven distribution channel for insurance carriers, the Company remains on track toward achieving long-term success as a prominent personal lines insurance distributor.”

For fiscal year 2003, InsWeb reported total revenues of $24.1 million and net income of $1.0 million, or $0.20 per share.  Included in net income is a gain of $6.8 million, resulting from the sale of its investment in Finance All K.K., and $0.8 million received in the settlement of InsWeb’s litigation with eHealthInsurance.com.  This compares to revenues of $25.6 million and a net loss of $4.6 million, or $0.65 per share, for fiscal year 2002.  During fiscal 2002, InsWeb recorded non-cash charges totaling $5.5 million, which included an impairment charge of $3.7 million relating to prepaid marketing costs, a long-lived asset that resulted from InsWeb’s acquisition of selected assets of the Quicken-Insurance business unit from Intuit, as well as an additional charge of $1.8 million increasing the reserve for future lease obligations of previously exited facilities.  In addition, fiscal 2002 operating results were benefited by a gain of $10.6 million, resulting from the renegotiation of an online marketing distribution agreement.

Financial Highlights:

•                        Contribution per consumer (transaction revenue earned per consumer who has started an application, less cost of direct marketing) was $2.82 for the quarter ended December 31, 2003, compared to $1.82 in the third quarter of 2003 and $2.01 in the comparable period last year. For the year, contribution per consumer was $2.11 for 2003, compared to $1.99 in 2002;

•                        Cash and short-term investments at December 31, 2003 amounted to $26.1 million.  This includes the proceeds of $6.8 million received from the sale of InsWeb’s remaining interest in Finance All;

•                        Excluding the impact of the Finance All transaction, cash consumed during the fourth quarter was approximately $2.1 million;

•                        Accounts receivable at quarter end were $1.0 million, representing 35 days sales outstanding;

•                        Total staff at December 31, 2003 was 130, compared to 171 at September 30, 2003.

Other Developments:

•                        In February 2003, InsWeb purchased 2,241,440 shares of its common stock for approximately $3.8 million, or $1.70 per share, consisting of 1,169,898 shares held by Intuit Insurance Services, Inc. and 1,071,542 shares held by SOFTBANK America, Inc.;

•                        For the year 2003, InsWeb purchased, under its stock buyback program, 77,900 shares of common stock for a total cost of $362,000, or an average of $4.65 per share.

Commenting on the Company’s financial outlook, chief financial officer Bill Griffin stated, “While we anticipate a modest rebound in first quarter revenues coming off our seasonally slow fourth quarter, we expect our near-term run rate to continue to be impacted by the changes we are undergoing in our auto insurance marketplace.  We have proactively reduced our cost structure through headcount reductions to better align with current revenue levels and expect to realize more than $3 million in non-marketing expense savings over the next year.  We remain extremely comfortable with our cash position of over $26 million, and believe we have ample resources to meet our working capital needs for the foreseeable future.”

Revenue Highlights for the Quarter Ended:

	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002

Transaction revenues:
Auto insurance	$2,626,000	$4,711,000	$4,699,000	$6,214,000	$5,274,000
Term life insurance	1,247,000	1,123,000	1,191,000	909,000	733,000
Other insurance offerings	66,000	97,000	204,000	105,000	88,000
	3,939,000	5,931,000	6,094,000	7,228,000	6,095,000
Development and maintenance fees	201,000	255,000	230,000	253,000	291,000
Total revenues	$4,140,000	$6,186,000	$6,324,000	$7,481,000	$6,386,000

Marketing Metrics and Costs for the Quarter Ended:

	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002

Number of consumers – Auto	690,000	1,657,000	1,532,000	1,900,000	1,430,000
Number of consumers – Term life	126,000	124,000	129,000	149,000	118,000
Direct marketing costs	$1,475,000	$2,530,000	$2,192,000	$2,933,000	$2,835,000

Auto Marketplace Characteristics for the Quarter Ended:

	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002

Average Quotes Viewed	3.1	3.0	2.7	2.6	2.5
Participating Auto Insurers	26	26	23	24	24
Agency – New policies sold	1,907	2,744	2,541	2,587	2,481

Term Life Marketplace Characteristics for the Quarter Ended:

	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003	Dec 31, 2002

Average Quotes Viewed	5.7	6.0	5.5	5.4	5.8
Participating Term Life Insurers	11	12	13	12	11

Definitions:

“Number of Consumers”	Represents a consumer who has started an InsWeb application;

“Direct Marketing Costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Average Quotes Viewed”	The average number of instant and/or e-mail quotes viewed by consumers who have completed a quote form and requested quotes;

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; consumer activity and the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness and capability of insurance companies to offer their products or instant quotes on the Company’s website; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Revenues:
Transactions	$3,939	$6,095	$23,192	$24,107
Development and maintenance fees	201	291	939	1,448
Total revenues	4,140	6,386	24,131	25,555

Operating expenses:
Technology	2,252	2,366	9,014	10,322
Sales and marketing	3,109	4,528	16,225	18,329
General and administrative	1,402	1,361	5,883	6,850
Restructuring and other charges	—	1,800	—	1,800
Impairment of long-lived assets	—	3,707	—	3,707
Total operating expenses	6,763	13,762	31,122	41,008
Loss from operations	(2,623)	(7,376)	(6,991)	(15,453)
Interest expense	(2)	(51)	(86)	(465)
Interest and other income, net	6,241	1,396	8,123	11,340
Net income (loss)	$3,616	$(6,031)	$1,046	$(4,578)

Net income (loss) per share:
Basic	$0.78	$(0.86)	$0.21	$(0.65)
Diluted	$0.73	$(0.86)	$0.20	$(0.65)

Shares used in computing net income (loss) per share:
Basic	4,656	7,023	5,026	7,035
Diluted	4,959	7,023	5,279	7,035

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[ Amounts in thousands ]

	December 31, 2003	December 31, 2002

ASSETS

Current assets:
Cash and cash equivalents	$15,223	$12,382
Short-term investments	10,868	16,541
Total cash, cash equivalents and short-term investments	26,091	28,923
Accounts receivable, net	1,006	2,236
Prepaid expenses and other current assets	785	1,232
Total current assets	27,882	32,391

Property and equipment, net	1,386	2,197
Other assets	614	3,104
Total assets	$29,882	$37,692

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$524	$888
Accrued expenses	4,678	5,605
Deferred revenue	275	575
Marketing commitment	126	2,306
Note payable	—	1,230
Total current liabilities	5,603	10,604

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury shares	197,988	202,051
Accumulated other comprehensive loss	—	(208)
Accumulated deficit	(173,716)	(174,762)
Total shareholders’ equity	24,279	27,088
Total liabilities and shareholders’ equity	$29,882	$37,692